Exhibit 99.(g)(2)

JP Morgan Custody Fee Schedule for Tributary Fund

Safekeeping, Administration and Transactions

This custody fee schedule is provided in accordance with and subject to the terms of the Custody Agreement dated               , 2011, as amended from time to time (the “Agreement”), by and between JPMorgan Chase Bank (“Bank”) and each open-end management investment company listed on Exhibit 1 thereto (each a “Trust,” collectively “Customer”).

Ad valorem safekeeping and administration charges for international assets, including U.S. assets held for non-U.S. investors are applied to the market value of assets held at the end of the billing period.  In addition, transaction charges are applied to all securities transactions (including receives/delivers versus payment and free, securities loans, repos, redemptions and corporate actions) effected during the billing period.  Transaction prices below presume that J.P. Morgan receives valid instructions in an electronic format that enables straight-through processing (STP), when applicable; trade instructions that require manual input or repair will incur an additional surcharge.

	Safekeeping & Administration	Transactions (Buys/Sells, Receives/Delivers)
Country of Investment	Basis Point	STP Transaction Fee	Proxy Voting
United States	$5,000 per account	Waived	Waived

Other Transactions	Fee
Physical Receive/Deliver	Waived
Exchange Listed Futures & Options	Waived
Principal & Income Book Entry	Waived
Principal & Income Physical	Waived
Stock Dividends	Waived
Redemption Book Entry	Waived
Redemption Physical	Waived
Blue Sheet/Memo Postings	Waived
Global Interaccounts Transfers/Switches	Waived
Income Collection Physical	Waived

Cash Transactions	Fee
Check Servicing Fee	$5	Waived
Foreign Currency Payment	$5	Waived
Wires - Fed, CHIPS, SWIFT	$5	Waived

Interest Earnings and Overdraft Charges for US Dollar Balances maintained on J.P. Morgan “TITAN”	Fee
Overdraft Cash balances	Federal Funds Effective Rate plus 150 basis points

Additional Services	Fee
Class Actions	$350 per event
Manual Transaction Surcharge	$50 per transaction
Non-STP Transaction Surcharge (in addition to applicable transaction fee) per transaction	$25 per transaction
Manual Corporate Action Response per transaction	$50 per transaction

Scope of Services

•                                                                                               Relationship management and client service team support

•                                                                                               Account set-up and market entry

•                                                                                               Trade settlement and trade fail resolution

•                                                                                               Asset registration and safekeeping

•                                                                                               Dividend notification, collection and & disbursement

•                                                                                               Corporate action notification & processing

•                                                                                               Tax relief and reclaim processing for ordinary securities and DTC-eligible ADRs

•                                                                                               Proxy notification and voting

•                                                                                               Daily sweep of cash to selected J.P. Morgan short-term investment vehicle(s).

•                                                                                               Daily on-line reporting (holdings, transactions, cash)

•                                                                                               Inquiry research and resolution

•                                                                                               Staff training and business development support

Assumptions:

•                  J.P. Morgan may make reasonable amendments to the fee schedule at any time should either Tributary’s actual investment portfolio and/or trading activity differ significantly from the assumptions used to develop this fee schedule, Tributary’s customer’s service requirements change, or Tributary’s use of any other J.P. Morgan products that were included in J.P. Morgan’s pricing proposal to Tributary is discontinued or modified in any respect material to the Bank’s pricing proposal.

•                  Tributary Funds and its investment managers (if applicable) will instruct J.P. Morgan of trades and other account activity in a mutually agreed electronic format that enables straight-through processing (STP), using J.P. Morgan proprietary systems, SWIFT messages, direct electronic transmissions or other means deemed acceptable by J.P. Morgan.

Notes:

•                  J.P. Morgan will guarantee the fee schedule, if accepted, for three years from the date of acceptance.

•                  Fees for additional service(s) and/or market(s) added at the request of Tributary Funds while this fee schedule is in effect will be assessed at J.P. Morgan’s standard price(s), unless an alternative pricing arrangement is agreed upon in advance by Tributary Funds and J.P. Morgan.

•                  All fees and charges in this fee proposal are quoted in U.S. Dollars (US$), except where noted otherwise.  J.P. Morgan requires invoices to be paid in U.S. Dollars, unless J.P. Morgan and Tributary Funds have agreed upon alternative payment arrangements in advance of remittance.

•                  Ad valorem (basis point) fee(s), if applicable, will be calculated at the end of the billing period using asset values derived by J.P. Morgan from data provided by its selected pricing sources.  In the event that J.P. Morgan must rely on Tributary Funds or a portfolio manager or other party(ies) selected by Tributary Funds to provide valuation(s) for the purpose of calculating ad valorem fee(s), J.P. Morgan must receive such valuations no later than 30 days after the end of the billing period in a format deemed acceptable by J.P. Morgan.  In the event that J.P. Morgan does not receive valuations by the required date, J.P. Morgan will render an invoice using the most recent valuation(s) received for the respective investment(s)/account(s).

•                  J.P. Morgan will present invoices monthly in arrears, with payment expected upon client review and approval unless an alternative billing arrangement is negotiated between Tributary Funds and J.P. Morgan.  All annual fees, including ad valorem (basis point) fees, will be pro-rated based on the number of months included in the billing period.

•                  J.P. Morgan will waive applicable out-of-pocket and/or pass-through expenses incurred in the course of delivering contracted services for Tributary Funds by direct debit from the relevant accounts and/or presenting an invoice each billing period.  Such expenses may include but are not limited to: stamp duty, scrip and re-registration fees, courier fees, SAS 70 reporting.  These costs must be estimated, communicated to, negotiated with and agreed by Tributary Funds in writing prior to the application of the fee.

•                  Any customized technology projects required to meet Tributary Funds’ specific requirements, such as non-standard reporting requirements, system interfaces or enhancements, may be billed to Tributary Funds based on the time and materials required to design, develop, test and deliver the project.   These costs must be estimated, communicated to, negotiated and agreed by Tributary Funds in writing prior to the commencement prior to the initiation of any project.

JP Morgan Custody Fee Schedule for Tributary Funds

Fee Schedule Acknowledgement

The foregoing fee schedule covers custody, settlement and certain associated services to be performed by J.P. Morgan Chase Bank, N.A. (“J.P. Morgan”) and/or certain subsidiaries and/or affiliates for Tributary Capital Management, LLC.  The signature below indicates that I, as a duly authorized representative of Tributary Funds, have reviewed and accept this fee schedule, which will take effect upon the start of provision of the services described herein by J.P. Morgan for Tributary Funds.  This fee schedule will be attached as a schedule to, and will be incorporated into, the custody or trust agreement(s) in effect between Tributary Fund and J.P. Morgan.

This fee schedule is effective as of February 18, 2011 and shall remain in effect from the date accepted until 3 or unless superseded by a subsequent, mutually agreed fee arrangement between the parties.

Accepted by:

Tributary Funds, Inc.	JPMorgan Chase Bank, N.A.

/s/ Stephen R. Frantz	/s/ Paul Larkin
Signature	Signature

Stephen R. Frantz	Paul Larkin
Name	Name

President	Executive Director
Title	Title

26-Jan-11	28-Jan-11
Date	Date